Exhibit 99.(d) (13)

AMENDMENT TO THE EXPENSE REIMBURSEMENT AGREEMENT
FOR TIAA-CREF INSTITUTIONAL GROWTH EQUITY FUND

          AMENDMENT, dated May 16, 2006, to the Expense Reimbursement Agreement dated February 1, 2006 (the “Agreement”), as subsequently amended, by and between TIAA-CREF Institutional Mutual Funds (the “Trust”), on behalf of the Growth Equity Fund (the “Fund”), and Teachers Advisors, Inc. (“Advisors”).

          WHEREAS, the Trust and Advisors wish to extend the term of the Agreement so that the current reimbursement level for the Fund is in place until September 2007;

          NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

          1. Section 1 of the Agreement shall be replaced in its entirety with the following:

Term of Agreement. This Agreement shall commence as of February 1, 2006 and shall continue until the close of business on September 30, 2007, unless earlier terminated by written agreement of the parties hereto.

          IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF INSTITUTIONAL
MUTUAL FUNDS

By:
Title:

TEACHERS ADVISORS, INC.

By:
Title: